Exhibit EX-99.2r(2)
                             GLOBAL ASSET MANAGEMENT

                  CODE OF ETHICS PURSUANT TO RULE 17j-1 OF THE
                         INVESTMENT COMPANY ACT OF 1940
                                      AND
                POLICIES AND PROCEDURES TO PREVENT THE MISUSE OF
                 NON-PUBLIC INFORMATION PURSUANT TO SECTION 204A
                     OF THE INVESTMENT ADVISERS ACT OF 1940


This Code of Ethics (the "Code") shall apply to the investment operations of GAM International Management Limited (GIML), its affiliates named in Appendix A hereto (the "Affiliates"), and all US registered investment companies for which it or the Affiliates act as investment adviser or underwriter (such registered investment companies are collectively referred to herein as "Funds" or "Fund"), as required by Rule 17j-1 of the Investment Company Act of 1940, as amended. The Code applies to every person "associated" with GIML, the Affiliates, or any Fund, which means every partner, officer, director and employee thereof1 (the "GAM Group"). The Code extends to the activities of such "associated persons" within and outside such person's duties of these entities. The Code governs conflicts of interest in personal securities transactions that may arise when associated persons of the GAM Group invest in securities that are held or to be acquired by the Funds, prevents circumstances that may result in an actual or potential conflict of interest or the appearance thereof, and prevents abuse of an individual's position of trust and responsibility.

The Code incorporates the Policies and Procedures (the "Policy Statement") required by Section 204A of the Investment Advisers Act of 1940, as amended, which are reasonably designed, taking into consideration the nature of GIML's business and the business of its affiliated US advisers, to prevent any associated person or entity from trading in securities while in possession of material, non-public information ("insider trading").

Every associated person must read, acknowledge receipt and understanding of, and retain this Code and Policy Statement. Any questions regarding the Code and Policy Statement should be referred to the US Compliance Officer ("Compliance").

                          THE CODE AND POLICY STATEMENT

I. STATEMENT OF GENERAL PRINCIPLES AND PROHIBITED CONDUCT

A.  General Principles

All associated persons have a duty at all times to place the interests of shareholders or account holders above their own interests, and never to take inappropriate advantage of their position. All associated persons are prohibited from engaging in, or recommending, any securities transaction which places or appears to place their own interests above that of any Fund, and shall insure that all personal securities transactions are conducted consistent with this Code and

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1 This term covers not only the associated person, but also his or her immediate family (including such person's spouse, minor children, stepchildren and relatives of such person or person's spouse who are sharing such person's household), any other member of the associated person's immediate household, or any trust or estate of which the person or spouse is a trustee, fiduciary or beneficiary, or any person for whom the associated person directs or effects transactions under a power of attorney or otherwise.

Policy Statement or any other separate procedures in force as to any particular GAM entity within the GAM Group for the protection of the Funds and in such a manner as to avoid any actual or potential conflict of interest, or any abuse of an associated person's position of trust and responsibility.

B. Prohibited Conduct

For purposes of the following prohibitions, "investment personnel" shall mean those associated persons who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a registered investment company, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

1. Personal Interest in Securities/Issuers. All associated persons are prohibited from recommending securities transactions by any Fund without disclosing his or her interest, if any, in such securities or the issuer thereof, including without limitation:

     a. any direct or indirect beneficial ownership of any securities of such issuer;
     b. any contemplated transaction by such person in such securities;
     c. any position with such issuer or its affiliates; and
     d. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

2. Confidential Information. All associated persons are prohibited from divulging current and anticipated portfolio transactions or strategies, programs and studies of GIML with respect to any Fund to anyone unless it is properly within his or her duties to do so.

3. Private Placements/IPO's. Transactions involving new issues or privately offered securities usually involve complex issues of potential conflicts of interest or personal advantage. Transactions involving new US public issues are also subject to various SEC and NASD rules and regulations, including restrictions on so-called "hot issues". It is recommended that all such offerings be discussed with Compliance sufficiently in advance to allow time for full consideration.

4. Blackout Periods. Investment personnel shall refer to Section II, Item 5 of this Policy Statement to determine any Blackout Period applicable to transactions in securities in which his or her Fund holds a position or for which a sale or purchase is contemplated.

5. Short-Term Trading Profits.  Investment  personnel shall refer to Section II,
Item 4 of this Policy Statement to determine any restriction on short-term trading.

6. Gifts. No investment personnel may accept a gift (other than one or more not exceeding $100 in combined value or it's approximate equivalent in another currency) from any person that does business with or on behalf of any GAM Group entity.

7. Inside Information. All associated persons are prohibited from engaging in any securities transaction for their own benefit or the benefit of others, including the Funds, while in possession of material, non-public information2 concerning such securities. Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the GAM Group, except to Compliance. In addition, care should be taken so that such information is secure. For example, files containing material, non-public information should be sealed and access to computer files containing material non-public information should be restricted.

Penalties for trading on or merely communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

     * TREBLE DAMAGES - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited.

     * CIVIL FINES - for the employer or other controlling person to the greater of $1 Million or three times the amount of the profit gained or loss avoided.

     *    JAIL SENTENCES - Up to 10 Years.

     *    CIVIL INJUNCTIONS


In addition to the penalties set forth above, penalties for violations of Rule 17j-1 of the Investment Company Act of 1940, as amended, may include fines of up to $10,000, as well as jail sentences of up to five years.


II.      PROCEDURES FOR PERSONAL SECURITIES TRANSACTIONS

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2 Material Information means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of a company's securities. Material information does not have to relate to a company's business. For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material. Similarly, information concerning significant transactions which GIML intends to execute on behalf of Funds or managed accounts could be material information and is prohibited from being communicated.

Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals, major litigation, liquidity problems, and extraordinary management developments. Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public, such as information appearing in the Dow Jones news service, Reuters Economic Services, The Wall Street Journal or other publications of general circulation or communications generally available to the public.

The following procedures have been established to aid associated persons in avoiding conflicts of interest and insider trading, and to aid the GAM Group in preventing, detecting and imposing sanctions against such conduct. Every associated person must adhere to the procedures set forth in this Section II. Those associated persons who fail to comply with this Code and Policy Statement or such other procedures to which they are subject with respect to the Funds, risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult Compliance.

1. All associated persons engaging in any personal securities transaction shall report such transaction(s) in writing to Compliance within 24 hours of effecting such transaction(s).3

The report shall include the date of the transaction, the security traded, number of shares and the principal amount of each security; the nature of the transaction; the price at which it was effected; and the broker, dealer or bank through which it was traded. Compliance shall institute internal procedures for conducting periodic reviews of transactions against the Fund's trade reports to determine that no apparent or potential conflict exists.

2. All persons who have reported under 1 above shall, within 10 days of such transaction, submit or have submitted to Compliance a bank or broker's confirmation detailing the transaction. This reporting requirement can be satisfied by having duplicate confirmations of such securities transactions sent to Compliance by your bank or brokerage firm(s).

3. Reporting under No. 1 shall not be required for:

(i) purchases or sales effected in any account over which the associated person has no direct or indirect control over the investment decision-making process (e.g., discretionary trading accounts);

(ii) transactions which are non-volitional;

(iii) purchases which are part of a systematic investment plan or automatic dividend reinvestment plan; provided however, that notification of participation in or termination of such plan must be given to Compliance;

(iv) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer, and the sale of rights so acquired;

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3 The term "engaging in any personal securities transaction" means purchasing or selling, directly or indirectly, any security in which the associated person has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership.

The term "security" has the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended, and includes shares, loan stock, or other fixed income instruments, warrants, options, futures or any other contracts, units in a collective investment scheme, shares in funds (offshore and onshore) or instruments dealt in or on any securities market, except that the term does not include securities issued or guaranteed by the United States government or its agencies or instrumentalities, banker's acceptances, bank certificates of deposit and time deposits, commercial paper, repurchase agreements and shares of registered open-end investment companies.

(v) any securities transaction, or series of related transactions, engaged in by non-management directors of any GAM Group entity or by the Independent Directors of the Fund; provided however, that (i) in the case of the Funds' Independent Directors, a report shall be filed if the Independent Fund Director knew, or in the ordinary course of fulfilling his or her official duties as a Director of a Fund should have known, that during the 15-day period immediately preceding or after the date of the transaction in a security by the Director, such security is or was purchased or sold by a Fund or the purchase or sale was considered by the Fund or the Adviser; and (ii) in the case of each non-management director of GIML and the Affiliates, such persons shall report with respect to such of his or her personal securities transactions required to be reported hereunder not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected.


4. All associated persons are subject to the 60 day short-term trading restriction below.

Securities purchased may not be sold at a profit until at least 60 days from the purchase trade date, and securities sold may not be purchased at a lower price until at least 60 days from the sale trade date. Any violation will result in disgorgement of all profits from the transaction. (This restriction on 60 day short-term trades may be waived by the Compliance Officer with respect to trades of 500 shares or less of the common stock of a company with a market capitalization of at least $1 billion.)

5.  Investment  Managers and  Investment  Related Staff:  Your local  Compliance
Officer will inform you if you fall into the category of Investment Manager or Investment Related Staff. As well as observing the personal dealings rules for all employees which are outlined above, Investment Managers and Investment Related Staff are required to pre-notify their local Compliance Officer of any personal dealings in securities which they intend to carry out. This requirement for prior approval shall not apply to transactions in units or shares of GAM Funds. To avoid any potential conflicts, all Investment Managers and Investment Related Staff are encouraged not to invest directly into securities, but instead to utilise GAM Funds for their personal investment activities. To this end, your Compliance Officer must give you WRITTEN authority to undertake any transactions BEFORE you deal.

You must not deal personally in securities within 7 working days (either in advance or retrospectively) of carrying out any transaction in the same security on behalf of funds or portfolios which you manage or administer.

III. REPORTING REQUIREMENTS OF MEMBERS OF GAM GROUP

Each entity that is a member of the GAM Group subject to the GAM Group's Code and Policy Statement shall designate from its staff a Compliance Director who shall be charged with monitoring compliance with such procedures by all persons subject thereto. The Compliance Director shall report to the Compliance Officer of the Funds on a quarterly basis, certifying that there have been no violations by such GAM Group personnel of the policies, and, upon the occurrence of a breach of the policies, the Compliance Director shall notify the Compliance Officer for the Funds in writing within five (5) business days of discovery of the violation, describing the nature and scope of the breach and any actual or proposed remedial and/or punitive action taken or to be taken in respect of the violation.

IV. UNAFFILIATED FUND ADVISERS

Where the Funds shall employ the services of advisers that are not affiliated with the GAM Group other than in their role as adviser to a Fund, the Compliance Officer of the Fund shall be responsible for reviewing the policies and procedures adopted and in effect with respect to the personal securities transactions of such advisory personnel to ensure that the interests of the Fund and its shareholders are adequately protected. A current copy of the policies and procedures of each such adviser shall be maintained with the books and records of the Fund at all times. On a quarterly basis, the Compliance Officer shall request from the appropriate employee or agent acting on behalf of the adviser, a certification that no violations of the adviser's code have occurred in the prior quarter, or, in the event a breach of such procedures has occurred, a description in writing of the nature and scope of the breach and any actual or proposed remedial and/or punitive action taken or to be taken by the adviser in respect of the violation.

V. RECORDKEEPING

The Compliance Officer shall maintain with this Code (i) a record of any violation of such Code and of any action taken as result of such violations for a period of not less than five years following the end of the fiscal year in which the violation occurs; (ii) a copy of each report made by an associated person pursuant to this Code for a period of not less than five years from the end of the fiscal year in which it is made; and (iii) a list of all persons who are, or within the past five years have been, required to make reports pursuant to the Code.

                      ACKNOWLEDGEMENT (Initial and Yearly)

I hereby acknowledge that I have read, understand and will comply with the foregoing Code and Policy Statement ("GAM Code of Ethics").

I also understand that any violations of the GAM Code of Ethics or any policies of the GAM Group incorporated by reference herein may subject me to dismissal from the entity with which I am employed within the GAM Group.

By signing below I agree to place and have placed the interests of the GAM Group and the GAM Group's clients, at all times material hereto, before my own personal interests. I further certify that I will and have complied with the prohibition relating to the possession of material, non-public information (as defined in the GAM Code of Ethics). I also agree not to accept and have not accepted any "gifts" in access of $100.00 as set forth herein.




Date: _________________________





                                        ___________________________________
                                        Name (Printed)



                                        ____________________________________
                                          Signature






(Rev. 12/00)

                                                                      APPENDIX A



         Global Asset Management (USA) Inc. (Affiliate of Fund Adviser)
                GAM Investments, Inc. (Affiliate of Fund Adviser)
                      GAM Services, Inc. (Fund Underwriter)

               BROKERAGE ACCOUNT INFORMATION (Initial and Yearly)

The following is a list of all brokerage accounts in which I maintain beneficial ownership, as defined in the GAM Group's Code of Ethics. In order to comply with the Code, I understand that the following accounts must be reviewed (and approved as necessary) by the Compliance Officer:





Firm/Address/Broker                                    Account Number


________________________________                  __________________________

________________________________                  __________________________

________________________________                  __________________________

________________________________                  __________________________

________________________________                  __________________________

________________________________                  __________________________




______ I do not maintain any type of brokerage account, which is prohibited under the Code of Ethics.



By signing below I certify that I have disclosed all such accounts and interests (including any "private placements") with respect to these accounts which are required to be disclosed pursuant to the GAM Code of Ethics.


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       Date                                                   Signature


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                                                              Print


(Rev. 12/00)